EXHIBIT 99

BALDOR ELECTRIC COMPANY ANNOUNCES FIRST QUARTER 2010 RESULTS

Fort Smith, Arkansas – April 28, 2010 - Baldor Electric Company (NYSE:BEZ) markets, designs and manufactures industrial electric motors, mechanical power transmission products, drives and generators. Today, Baldor announced unaudited results for first quarter 2010.

John McFarland, Chairman and CEO, commented on the Company’s results. “Sales for first quarter 2010 were $397.5 million, a 1% decline from first quarter 2009 sales of $402.5 million. Net income for first quarter 2010 was $15.1 million, and diluted earnings per share were $0.32. This compares to first quarter 2009 net earnings, excluding a non-recurring gain, of $14.8 million and diluted earnings per share, excluding the same item, of $0.32.”

“We are pleased to report operating profit increased $7.4 million on $5.0 million less in sales compared to one year ago. Operating margin improved to 13.2% from 11.2%. We also reduced our debt balance by $13.7 million during the quarter.”

McFarland added, “Business improved throughout the quarter with incoming orders exceeding shipments by $25 million. While January and February sales were below last year’s levels, March sales were up more than 8%. We believe incoming orders will continue to improve and expect second quarter 2010 sales to be 8-12% higher than second quarter 2009.”

Income Statement (unaudited)
	1st Quarter
	2010	2009	%
(in thousands except per share data)	Apr 3, 2010	Apr 4, 2009	Chg
Net sales	$397,460	$402,479	(1%	)
Cost of sales	276,348	286,053

Gross profit	121,112	116,426	4%
SG&A	68,703	71,428

Operating Profit	52,409	44,998	17%
Other income (expense), net	269	785
Gain on debt modification (1)	—	35,740
Debt discount amortization	(2,484)	—
Interest expense	(26,687)	(22,483)

Income before income taxes	23,507	59,040
Income taxes	8,439	22,622

Net income	$15,068	$36,418

Net earnings per share – diluted	$0.32	$0.79
Less net gain on debt modification (1)	—	(0.47)

Net earnings per share – diluted
Excluding non-recurring items (1)	$0.32	$0.32	0%

Dividends per share	$0.17	$0.17	0%

Avg shares outstanding – diluted	47,213	46,359

BALDOR ELECTRIC COMPANY FIRST QUARTER 2010 RESULTS - Page 2

Following are answers to questions recently asked by shareholders.

Q… How was business during the quarter?

Sales by Product
(in thousands)	Q1 2010 Net Sales	% of Total Sales	Net Sales % Chg Q1 10 v Q1 09
Motors	$251,000	63%	(7%)
Power Transmission	120,000	30%	9%
Drives and Generators	26,000	7%	19%

International Sales	61,000	15%	(13%)

Compared to first quarter 2009, sales to domestic distributors increased 5% and sales to domestic OEMs declined 2%. Sales of Super-E® motors improved 6% and overall motor sales declined 7% during the quarter as compared to first quarter 2009. Monthly sales improved sequentially throughout the quarter. March 2010 was the first month with a year over year sales increase since November 2008.

Sales in the Asia-Pacific region increased 6% from one year ago, however total international sales decreased 13%.

Q… Which sales trends are most encouraging to you?

We have seen steady improvement in orders for all of our products since the beginning of 2010. However, the improved sales to distributors and sales of mechanical power transmission products are the most encouraging to us. These were the first parts of our business to slow in third quarter 2008, and they have shown the greatest improvement in the past few months.

We’ve also seen improvement in orders and shipments for small and medium size motors. Large motors were the last portion of our business to slow, and we believe it will be the last to recover.

Q… Do you believe distributors are rebuilding inventories?

No. We speak frequently with our distributor customers and believe that overall their inventories of our products are not increasing. Therefore, we believe improved sales to distributors are based on end market demand.

Q… Are your plants ready in case business comes back faster than anticipated?

As a result of working several short weeks during 2009 rather than laying off employees, we are prepared to handle an increase in business. We are currently ramping up production, and all of our facilities are now working five days a week. We anticipate working some overtime to ensure we have adequate inventories to meet our customers’ needs.

Q… Are your raw material costs increasing?

Yes, they are. Due to increases in the costs of copper, electrical steel, petroleum products, transportation and other materials used to produce our products, we recently announced a 4.6% price increase on motors and drives and a 3.6% increase on generators effective for all orders shipped after May 30, 2010. These are our first price increases in approximately two years. We are also experiencing some cost increases for the materials used in mechanical power transmission products and expect a price increase early in the third quarter of this year.

Q… Why was interest expense higher this quarter compared to first quarter last year?

On March 31, 2009, we amended our credit agreement causing the average rate of interest we pay to increase. These increased rates resulted in higher interest expense beginning second quarter 2009. Since March 31, 2009, we have reduced our debt by $128 million. As a result, the amount of interest we pay will decline in second quarter 2010.

BALDOR ELECTRIC COMPANY FIRST QUARTER 2010 RESULTS - Page 3

Q… How much debt reduction did you make during the quarter?

During the first quarter, we made net debt payments of $13.7 million compared to $7.7 million during first quarter 2009. We expect to meet our minimum debt repayment goal for the year of $75 million.

Selected Financial Data (unaudited)
(in thousands)	Q1 2010	Q4 2009
Cash	$15,683	$15,270
Net receivables	261,454	229,174
Inventories	263,371	276,564
Total outstanding debt	1,191,614	1,205,350
Shareholders’ equity	943,672	923,843

	Q1 2010	Q1 2009
YTD cash flows from operations	$25,006	$27,756

Q… How are you currently managing other parts of your balance sheet?

Inventories are currently well balanced to sales. Because inventory levels are low for our distributor customers, we don’t anticipate further reduction in our finished goods inventories.

Our accounts receivable balance increased during first quarter due to the $40 million sales increase from fourth quarter 2009. We are pleased the aging of our receivables continues to improve.

Q… How are you preparing for the December 19, 2010 implementation of the Energy Independence and Security Act?

The Energy Independence and Security Act raises the minimum energy efficiency standards for most 1-500 horsepower AC motors produced or sold in the United States. As a result of this legislation, approximately 50% of our motor sales in 2011 will be premium-efficient motors. Premium-efficient motors have a higher material content and sell for a 20-30% higher price than standard motors. We believe the shift in mix to more efficient motors will benefit our sales in 2011.

Implementation of this legislation will have a positive impact on our plant productivity. Because we will no longer produce a number of motors in a standard design, we will reduce the variety of products produced while increasing the production order volumes. In addition, we will stock approximately 700 fewer finished goods items.

Q… What is your outlook for the second quarter?

We are encouraged by the order trends we’ve seen since the first of the year as well as our backlog which has grown to more than $160 million. As a result, we believe second quarter 2010 sales will be in the range of $415 to $430 million.

Q… When is your next public update?

A conference call will be held Thursday, April 29, 2010, at 10:00 a.m. CT (11:00 a.m. ET). Participants may listen to the discussion through the Company’s website at www.baldor.com or by calling 800-954-0625. A replay will be available through Thursday, May 6, 2010 and can be accessed by calling 800-633-8625 (reservation 21465666).

The Company will meet with institutional investors at the Barrington Research Industrial Conference on May 25, 2010 in Chicago and the KeyBanc Industrial & Automotive Conference on June 3, 2010 in Boston. Future events are listed on the website at www.baldor.com. For more information on any of these events, please contact Investor Relations.

For more information contact:

John McFarland, Chairman and CEO	Phone:	479-648-5769
Ron Tucker, President and COO	Website:	www.baldor.com
Tracy Long, Vice President Investor Relations	Email:	Investorinfo@baldor.com

BALDOR ELECTRIC COMPANY FIRST QUARTER 2010 RESULTS - Page 4

(1)

Non-GAAP Financial Measures. These measures exclude the gain on debt modification recorded in first quarter 2009 and the gain on property sale recorded in third quarter 2009. Baldor reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain items discussed in this press release are considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Forward Looking Statement

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “think”, “will”, “intend”, “expect”, “may”, “could”, “plan”, “anticipate”, “would”, “depend”, “predict”, “can”, ‘if”, “assume”, “continue”, “ongoing” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with Baldor’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

SOURCE Baldor Electric Company BEZ-G